Exhibit 99.1

Lincoln Educational Services Corporation Reports

Fourth Quarter and 2012 Year End Results

West Orange, New Jersey, March 6, 2013 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported fourth quarter and 2012 year end results.

Highlights:

Quarterly -

•	Revenue from continuing operations of $102.5 million for the fourth quarter of 2012, representing a decrease of 8.3% from $111.8 million for the fourth quarter of 2011.

•
Adjusted EBITDA for the fourth quarter of 2012 of $15.6 million compared to Adjusted EBITDA of $20.8 million in the prior-year quarter.  Diluted loss per share from continuing operations of $0.40 for the fourth quarter of 2012 as compared to diluted earnings per share from continuing operations of $0.33 for the fourth quarter of 2011.  Loss per share for the fourth quarter of 2012 includes goodwill and long-lived asset non-cash impairment charges of $0.71.  Excluding these charges, earnings per share for the fourth quarter was $0.31.

Yearly -

•	Revenue from continuing operations of $402.7 million for the year ended December 31, 2012, representing a decrease of 18.1% from $491.8 million for the year ended December 31, 2011.

•
Adjusted EBITDA for the year ended December 31, 2012 was $31.9 million compared to Adjusted EBITDA of $75.4 million in the prior year.  Diluted loss per share from continuing operations was $1.08 for the year ended December 31, 2012 as compared to diluted earnings per share from continuing operations of $0.96 for the year ended December 31, 2011.  Loss per share and earnings per share for 2012 and 2011 includes goodwill and long-lived asset non-cash impairment charges of $1.11 and $0.23, respectively.  Excluding these charges, earnings per share for the year ended December 31, 2012 was $0.03 as compared to $1.19 for the year ended December 31, 2011.

2013 Guidance –

➢	Revenue and Diluted EPS essentially flat with 2012, estimated at $395 to $405 million and a loss per share of ($0.05) to diluted earnings per share of $0.05, respectively.

➢	Student starts from continuing operations in 2013 are expected to increase in the second half of 2013 and remain flat for the year as compared to 2012.

➢
For the first quarter of 2013, we expect revenues of $88.0 million to $92.0 million, representing a decrease of approximately 11% over the first quarter of 2012, and a loss per share of $0.30 to $0.35.  Guidance for the first quarter of 2013 is based on a decrease in starts of 17% to 20%.

The reduction in starts for the first quarter is due to the continued loss of ability to benefit (or ATB) students during the second half of 2012 and our elimination of our fully online program in the first half of 2012. Excluding the impact of these items, student starts from continuing operations are expected to be flat to down 5% as compared to the first quarter of 2012.

➢
The Board of Directors has set the record and payment dates for the dividend for the first quarter of 2013.   The cash dividend of $0.07 per share will be payable on March 29, 2013 to shareholders of record on March 15, 2013.

Comment and Outlook

“We believe that 2012 was the trough in our business as we strategically refocused the company on our skilled training programs,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer. “We managed this retrenchment while continuing to improve our key student outcomes such as job placement as well as persistence rates and maintaining an exemplary regulatory compliance record.  From a financial point of view, we remained profitable from continuing operations excluding impairment charges and generated positive cash flows for the year.

Our long term strategy is to focus the company in areas where we can maintain an industry leading position.  This has led us to terminate our fully online programs, and certain other undifferentiated programs, during 2012. In addition, the elimination of ATB student enrollment as of July 1, 2012 led to an overall decline in student starts and population. This decline led us to cease operations in seven of our campuses which were no longer viable. Nonetheless, our student starts from continuing operations have stabilized and we are well positioned for 2013 as a more focused company.

During 2013, we intend to continue to drive improvements in student outcomes which directly impact our growth and profitability. We will pursue select acquisitions, new certificate program offerings in manufacturing and healthcare, as well as vocational training partnerships with selected industry associations. We also continue to look for other sources of cash to decrease our dependency on Title IV funds, such as our acquisition of Florida Medical Training Institute in 2012, which provides short-term cash based certificate programs at five campuses. We expect to reap the financial benefits of our refocused strategy in the second half of 2013 and beyond. This approach will drive growth in our core markets, increase our percentage of non-Title IV cash, and improve our outcomes.

Fiscal 2012 Operating Performance from continuing operations

Revenue from continuing operations decreased 18.1% to $402.7 million in 2012 from $491.8 million in 2011.  This decrease was primarily due to a 22.3% decrease in average student population.  The decrease in average student population was primarily due to adjustments in our business model to be better aligned with the Department of Education’s, or DOE’s, increased emphasis on student outcomes as well as our efforts to comply with the 90/10 and cohort default rate rules.  In addition, the current economic environment, our decision to stop enrolling fully online students in early 2012, and regulatory changes under the Consolidated Appropriations Act of 2012, which eliminated our ability to enroll ATB students, also contributed to the decline in our average student population.  As part of these measures, we implemented a more selective student enrollment policy to ensure that we enroll students who demonstrate a strong ability to achieve successful student outcomes, including higher graduation and repayment rates and lower student debt levels.  We also restructured certain programs and altered program offerings at some of our campuses which resulted in lower financial aid funding availability and higher student cash contributions.

We believe that these changes, coupled with the current economic conditions, have resulted in an increase in the number of potential students who are hesitant to take on debt and thus have not enrolled in our schools.  This has led to a significant decline in student starts and average student population. Average revenue per student rose 5.4% in 2012, primarily from tuition increases that averaged 3% during the year, improved student retention, which led to higher revenue per student, and from changes to some of our program offerings, which shortened the delivery time of these programs thus slightly accelerated revenue.

Operating loss from continuing operations was $27.7 million in 2012 compared to operating income from continuing operations of $40.2 million in 2011, primarily due to lower capacity utilization as a result of the decrease in average population.  Operating loss from continuing operations in 2012 includes a $33.9 million impairment of goodwill and long-lived assets compared to $8.3 million in 2011.  Capacity utilization decreased to 38% in 2012 from 50% in 2011.  Operating loss margin was 6.9% in 2012 compared to an operating income margin of 8.2% in 2011.

Educational services and facilities expenses decreased by 8.9% to $192.2 million for the year ended December 31, 2012 from $210.9 million for the year ended December 31, 2011. This decrease was primarily due to lower instructional expenses and books and tools expenses necessary to serve a smaller student population and facilities expenses primarily related to lower depreciation expense. The decrease in instructional expenses was primarily due to a reduction in the number of instructors at most of our campuses resulting from a lower student population as well as our cost savings efforts in anticipation of the lower student population.  The decrease in books and tools expense was attributable to a decline in student starts of approximately 1,700 for the year ended December 31, 2012, compared to the year ended December 31, 2011.  Facilities expense decreased primarily due to lower depreciation expense as a result of an impairment charge of long-lived assets that was taken as of June 30, 2012 and lower capital expenditures during the current year, as well as repairs and maintenance expenses and utility expenses due to rate reductions in certain states. As a percentage of revenue, educational services and facilities expense increased to 47.7% for the year ended December 31, 2012 from 42.9% for the year ended December 31, 2011.

Selling, general and administrative expenses decreased 12.1% to $204.3 million for the year ended December 31, 2012 from $232.5 million for the year ended December 31, 2011. The decrease was primarily due to a decrease in administrative expenses, sales and marketing expenses and student services expenses.  The decrease in administrative expenses was primarily due to a reduction in bad debt expense.  The decrease in sales and marketing expenses was primarily due to a reduction in marketing expenses as well as a reduction in the number of admissions representatives in order to align our cost structure to our population.  Student services expenses decreased due to a reduction in the number of financial aid employees as we aligned our cost structure to our student population.

For the year ended December 31, 2012, our bad debt expense as a percentage of revenue was 5.0%, compared to 5.9% for the prior year.  The number of days revenue outstanding at December 31, 2012 increased to 21.2 days, from 17.7 days at December 31, 2011.  As of December 31, 2012, we had outstanding loan commitments to our students of $34.7 million as compared to $26.4 million at December 31, 2011.  Loan commitments, net of interest that would be due on the loans through maturity, were $25.0 million at December 31, 2012 as compared to $20.2 million at December 31, 2011.

As a percentage of revenue, selling, general and administrative expenses increased to 50.8% for the year ended December 31, 2012 from 47.2% in the prior year.

At December 31, 2012, we tested our goodwill and long-lived assets for impairment and determined that an impairment of approximately $19.7 million existed for seven of our reporting units and four asset groups related to long-lived assets.  At June 30, 2012, we tested our goodwill and long-lived assets for impairment and determined that an impairment charge of approximately $23.6 million existed for five reporting units related to goodwill and 10 asset groups related to long-lived assets ($9.4 million included in discontinued operations).  At September 30, 2011, we tested our goodwill and long-lived assets for impairment and determined that an impairment of approximately $10.4 million existed for five reporting units ($2.1 million included in discontinued operations).

Loss from continuing operations was $23.9 million for the year ended December 31, 2012 compared with income from continuing operations of $21.1 million for the year ended December 31, 2011.  Diluted loss per share was $1.08 for the year ended December 31, 2012 from a diluted income per share of $0.95 for the year ended December 31, 2011.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Cash flows provided by operations was $16.0 million for the year ended December 31, 2012 compared with $36.8 million for the year ended December 31, 2011.  This decrease primarily resulted from a decrease in net income, offset by decreases in income taxes paid and other working capital items.

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011 from continuing operations

Revenue from continuing operations decreased 8.3% to $102.5 million in the fourth quarter of 2012 from $111.8 million in the prior-year quarter. This decrease was primarily due to a 13.5% decrease in average student population.  The decrease in average student population was due to adjustments in our business model to be better aligned with the Department of Education’s increased emphasis on student outcomes as well as our efforts to comply with the 90/10 and cohort default rate rules.   In addition, the current economic environment, our decision to stop enrolling fully online students in early 2012 and regulatory changes under the Consolidated Appropriations Act of 2012, which eliminated our ability to enroll ATB students, also contributed to the decline in average student population.  As part of these measures, we implemented a more selective student enrollment policy to ensure that we enroll students who demonstrate a strong ability to achieve successful student outcomes, including higher graduation and repayment rates and lower student debt levels.  We also restructured certain programs and altered program offerings at some of our campuses, which resulted in lower financial aid funding availability and higher student cash contributions.  We believe that these changes, coupled with the current economic conditions, have resulted in an increase in the number of potential students who are hesitant to take on debt and thus not enrolling in our schools.  This has led to a significant decline in student starts and average student population. Average revenue per student rose 6.0% in the fourth quarter of 2012 primarily from tuition increases, which averaged 3% during the year, improved student retention, which led to higher revenue per student, and from changes to some of our program offerings, which shortened the delivery time of these programs and slightly accelerated revenue.

Operating loss from continuing operations was $10.2 million in the fourth quarter of 2012 compared to an operating income from continuing operations of $14.0 million in the prior-year quarter. Operating loss from continuing operations in the fourth quarter of 2012 included a $19.7 million impairment of goodwill and long-lived assets.  Capacity utilization decreased to 38% in the fourth quarter of 2012 from 43% in the fourth quarter of 2011.  Operating loss margin was 9.9% in the fourth quarter of 2012 compared to operating income margin of 12.5% in the prior-year quarter.

Educational services and facilities expenses decreased 5.0% to $46.6 million in the fourth quarter of 2012 from $49.1 million in the prior-year quarter. This decrease was primarily due to lower instructional expenses necessary to serve a smaller student population.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors at most of our campuses resulting from a lower student population as well as our cost savings efforts in anticipation of the lower student population.  As a percentage of revenue, educational services and facilities expense increased to 45.5% in the fourth quarter of 2012 from 43.9% in the prior-year quarter.

Selling, general and administrative expenses decreased 4.8% to $46.4 million in the fourth quarter of 2012 from $48.7 million in the prior-year quarter.  The decrease was primarily due to a decrease in administrative expenses, a decrease in sales and marketing expenses and a decrease in student services expenses.  The decrease in administrative expenses was primarily due to the reduction in bad debt expense and a reduction in compensation and benefits.  These reductions were partially offset by additional administrative expenses.  The decrease in sales and marketing expenses was primarily due to a reduction in marketing expenses as well as a reduction in the number of admissions representatives in order to align our cost structure to our population.  The number of days revenue outstanding for the quarter ended December 31, 2012 increased to 20.9 days, from 19.6 days for the quarter ended December 31, 2011.  As of December 31, 2012, we had outstanding loan commitments to our students of $34.7 million as compared to $33.7 million at September 30, 2012.  Loan commitments, net of interest that would be due on the loans through maturity, were $25.0 million at December 31, 2012 as compared to $25.4 million at September 30, 2012.

As a percentage of revenue, selling, general and administrative expenses increased to 45.3% in the fourth quarter of 2012 from 43.6% in the prior-year quarter.

At December 31, 2012, we tested our goodwill and long-lived assets for impairment and determined that an impairment of approximately $19.7 million existed for seven of our reporting units and four asset groups related to long-lived assets. At December 31, 2011, we tested our goodwill for impairment and determined no impairment charge was necessary.

Loss from continuing operations was $9.0 million in the fourth quarter of 2012 compared to income from continuing operations of $7.3 million in the prior-year quarter. Diluted loss per share was $0.40 in the fourth quarter of 2012 compared to a diluted income per share of $0.33 in the fourth quarter of 2011.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Balance Sheet

We had $61.7 million of cash and cash equivalents at December 31, 2012 compared with $26.5 million at December 31, 2011.  Total debt and capital lease obligations increased to $73.5 million at December 31, 2012 from $36.5 million at December 31, 2011, primarily as a result of the borrowings in 2012 of $37.5 million of loans outstanding at December 31, 2012.  Stockholders’ equity decreased to $198.5 million at December 31, 2012 from $239.0 million at December 31, 2011 and reflects the payment of $6.4 million of dividends in 2012.

Student Metrics from continuing operations

Starts and Population

	Year Ended			Three Months Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change

Average population - excluding short programs	18,086	23,276	-22.3%	17,808	20,584	-13.5%
End of period population - excluding short programs	16,235	18,585	-12.6%	16,235	18,585	-12.6%

End of period population - short programs	305	-	100.0%	305	-	100.0%

	Year Ended			Three Months Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change

Student Starts
Ability to Benefit (ATB)	1,417	1,170	21.1%	28	274	-89.8%
Online	211	906	-76.7%	3	155	-98.1%
All Other	18,309	19,523	-6.2%	2,811	3,193	-12.0%
Total Starts - exluding short programs	19,937	21,599	-7.7%	2,842	3,622	-21.5%

Student starts - short programs	1,153	-	100.0%	224	-	100.0%

Average Population Mix by Vertical

	December 31,
	2012	2011

Automotive	37.7%	34.9%
Health sciences	35.0%	37.0%
Skilled trades	12.0%	11.1%
Hospitality services	8.9%	9.4%
Business & IT	6.4%	7.6%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 800-215-2410 (domestic) or 617-597-5410 (international) and citing code 46826161. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 25152109.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 38 campuses and 5 training sites in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute.  As of December 31, 2012, 16,235 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to continue to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2012.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2012.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

REVENUE	$102,451	$111,767	$402,697	$491,821
COSTS AND EXPENSES:
Educational services and facilities	46,609	49,057	192,205	210,892
Selling, general and administrative	46,382	48,737	204,299	232,478
(Gain) loss on sale of assets	(40)	-	(75)	5
Impairment of goodwill and long-lived assets	19,681	-	33,925	8,290
Total costs & expenses	112,632	97,794	430,354	451,665
OPERATING (LOSS) INCOME	(10,181)	13,973	(27,657)	40,156
OTHER:
Interest income	1	43	2	40
Interest expense	(1,063)	(1,102)	(4,475)	(4,369)
Other income	-	1	14	18
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(11,243)	12,915	(32,116)	35,845
(BENEFIT) PROVISION FOR INCOME TAXES	(2,290)	5,626	(8,235)	14,730
(LOSS) INCOME FROM CONTINUING OPERATIONS	(8,953)	7,289	(23,881)	21,115
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(2,986)	(1,110)	(13,305)	(3,575)
NET (LOSS) INCOME	$(11,939)	$6,179	$(37,186)	$17,540
Basic
(Loss) earnings per share from continuing operations	$(0.40)	$0.33	$(1.08)	$0.96
Loss per share from discontinued operations	(0.13)	(0.05)	(0.60)	(0.16)
Net (loss) income per share	$(0.54)	$0.28	$(1.68)	$0.80
Diluted
(Loss) earnings per share from continuing operations	$(0.40)	$0.33	$(1.08)	$0.95
Loss per share from discontinued operations	(0.13)	(0.05)	(0.60)	(0.16)
Net (loss) income per share	$(0.54)	$0.28	$(1.68)	$0.79
Weighted average number of common shares outstanding:
Basic	22,266	22,090	22,195	22,020
Diluted	22,266	22,160	22,195	22,155

Other data:

Adjusted EBITDA (1)	$15,633	$20,778	$31,874	$75,388
Depreciation and amortization	$6,133	$6,804	$25,592	$26,924
Number of campuses/training sites	43	39	43	39
Average enrollment	17,808	20,584	18,086	23,276
Stock-based compensation	$1,731	$799	$4,339	$3,542
Net cash provided by operating activities	$7,885	$9,665	$15,986	$36,838
Net cash used in investing activities	$(2,018)	$(7,268)	$(10,187)	$(37,389)
Net cash provided by (used in) financing activities	$35,412	$(2,006)	$29,385	$(38,920)

Selected Consolidated Balance Sheet Data:	December 31, 2012
(In thousands)	(Unaudited)

Cash and cash equivalents	$61,708
Current assets	99,513
Working capital	40,939
Total assets	346,774
Current liabilities	58,574
Long-term debt and capital lease obligations, including current portion	73,527
Total stockholders’ equity	198,477

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)

	2012	2011	2012	2011

Net (loss) income from continuing operations	$(8,953)	$7,289	$(23,881)	$21,115
Interest expense, net	1,062	1,059	4,473	4,329
(Benefit) provision for income taxes	(2,290)	5,626	(8,235)	14,730
Depreciation and amortization	6,133	6,804	25,592	26,924
EBITDA	(4,048)	20,778	(2,051)	67,098
Impairment of goodwill and long-lived assets	19,681	-	33,925	8,290
Adjusted EBITDA	$15,633	$20,778	$31,874	$75,388

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